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                                                                    Exhibit 4.28

                                                               EXECUTION VERSION

                    SIXTH AMENDMENT dated as of June 15, 2005 (this
               "Amendment"), to the AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT dated as of October 11, 2001 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among LAND O'LAKES, INC., a cooperative corporation organized under the laws of the State of Minnesota (the "Borrower"), the several banks and other financial institutions and entities from time to time party thereto (the "Lenders"), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the "Administrative Agent") and AMENDMENT NO. 2 dated as of June 15, 2005 to the GUARANTEE AND COLLATERAL AGREEMENT dated as of October 11, 2001 (as amended, supplemented or otherwise modified from time to time, the "Collateral Agreement") among the Borrower, the Subsidiaries named therein and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the"Collateral Agent").

          A. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby.

          B. The Borrower has notified the Administrative Agent that it intends to contribute up to $88,000,000 to Cheese & Protein International LLC ("CPI"), a Delaware limited liability company and a subsidiary of the Borrower of which, on the date hereof, the Borrower owns approximately 97.5% of the Equity Interests, in order to permit CPI to prepay all amounts outstanding under the CPI Lease (as defined herein) (the foregoing transactions being referred to herein as the "CPI Lease Transactions"). The Borrower has proposed that, in connection with the CPI Lease Transactions, CPI will become a Restricted Subsidiary and a Subsidiary Loan Party and will satisfy the Collateral and Guarantee Requirement.

          C. The Borrower has requested that the Lenders amend certain provisions of the Credit Agreement in connection with the CPI Lease Transactions as set forth herein.

          D. The Required Lenders are willing to effect such amendments on the terms and subject to the conditions of this Amendment.

          E. Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1. Amendment of the Credit Agreement. Effective as of the Amendment Effective Date:

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          (a) Section 1.01 of the Credit Agreement is amended by deleting the definition of "Restricted Subsidiaries" and replacing it with the following:

          'Restricted Subsidiaries' means (i) Land O'Lakes Purina Feed LLC, (ii) each existing and subsequently acquired or organized domestic and foreign direct or indirect Wholly Owned Subsidiary of the Borrower, Land O'Lakes Purina Feed LLC or PMI, and (iii) CPI.

          (b) Section 1.01 of the Credit Agreement is amended to add definitions of the following terms in appropriate alphabetical order:

          'CPI' means Cheese & Protein International LLC, a Delaware limited liability company and a Subsidiary of the Borrower.

          'CPI Contribution' means the contribution by the Borrower to CPI of up to $88,000,000 on or prior to July 1, 2005 in order to permit CPI to prepay all amounts outstanding under the CPI Lease.

          'CPI Lease' means the lease dated June 2, 2000, as heretofore amended, by and between CPI, as Lessee and U.S. Bank, National Association (as successor to State Street Bank and Trust Company of California, National Association) not in its individual capacity, but solely as Certificate Trustee under the Trust Agreement dated as of June 2, 2000, as Lessor.

          'CPI Lease Transactions' means the consummation of the CPI Contribution and the prepayment by CPI on July 1, 2005 of all amounts outstanding under the CPI Lease.

          'Pollution Control Bonds' means the $10,000,000 California Pollution Control Financing Authority Tax-Exempt Variable Rate Demand Solid Waste Disposal Revenue Bonds (Cheese & Protein International LLC Project), Series 2001A issued on April 11, 2001 pursuant to the Trust Indenture between the California Pollution Control Financing Authority, as Issuer, and Wells Fargo Bank Minnesota, N.A., as Trustee, and the related promissory note issued by CPI and held by the California Pollution Control Financing Authority.

          'Sixth Amendment' means the Sixth Amendment, dated as of June 15, 2005, to this Agreement.

          'Sixth Amendment Effective Date' means the date on which the Sixth Amendment became effective in accordance with Section 4 thereof.

          (c) Amendment of Subsection 6.01(a)(iv). Subsection 6.0l(a)(iv) of the Credit Agreement is amended to read in its entirety as follows:

          "(iv) the Capital Securities in an aggregate amount not in excess of $200,000,000 at any time outstanding and the Pollution Control Bonds in an aggregate amount not in excess of $10,000,000 at any time outstanding;"
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          (d) Amendment of Section 6.04. Section 6.04 is amended by (i) deleting the reference in paragraph (e) to "clause (m)" and replacing it with "clause
(n)", (ii) deleting the reference in paragraph (f) to "clause (m)" and replacing it with "clause (n)", (iii) deleting the word "and" at the end of paragraph (l),
(iv) inserting a new paragraph (m) that reads in its entirety as follows:

          "(m) the CPI Contribution; and"

and (v) lettering existing paragraph (m) as paragraph (n).

          (e) Amendment of Subsection 6.08(b). Subsection 6.08(b) is amended by
(i) deleting the word "and" at the end of clause (v), (ii) deleting the period at the end of clause (vi) and replacing it with "; and" and (iii) inserting a new clause (vii) that reads in its entirety as follows:

          "(vii) prepayments by CPI on July 1, 2005 of all amounts outstanding under the CPI Lease.".

          SECTION 2. Amendment of the Collateral Agreement. Effective as of the Amendment Effective Date,

          (a) Section 1.01 of the Collateral Agreement is amended by deleting the definition of "Equipment" and replacing it with the following:

          'Equipment' means all Equipment (as defined in the New York UCC).

          (b) The heading of Section 3.02 of the Collateral Agreement is amended to read as "Delivery of the Pledged Collateral; Certification of Limited Liability Company and Limited Partnership Interests."

          (c) Section 3.02 of the Collateral Agreement is amended by adding a new paragraph (d) that reads in its entirety as follows:

          "(d) Each interest in any unlimited liability company, limited liability company or limited partnership required to be pledged hereunder shall be represented by a certificate, shall be a "security" within the meaning of
Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC and shall bear a legend to such effect that shall be satisfactory to the Collateral Agent. The organizational document of each unlimited liability company, limited liability company or limited partnership controlled by any Pledgor and pledged hereunder shall contain a provision whereby it elects that all interests in such entity are securities governed by Article 8 and references such legend and that no change to such provision shall be effective until outstanding certificates are surrendered and new certificates bearing such legend are issued. The foregoing provisions shall not apply to any unlimited liability company, limited liability company or limited partnership that is not a Wholly Owned Subsidiary to the extent that the terms of the organizational

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documents of such entities would require the consents of Persons other than Loan
Parties for such pledge (other than CPI, if and to the extent that, the consent of any such Person is necessary)."

          SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the Lenders, the Administrative Agent and the Collateral Agent that, as of the Amendment Effective Date:

          (a) This Amendment has been duly authorized, executed and delivered by it and this Amendment and the Credit Agreement, as amended hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          (b) The representations and warranties set forth in Article III of the Credit Agreement are, after giving effect to this Amendment, true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they were true and correct in all material respects as of such earlier date).

          (c) No Default or Event of Default has occurred and is continuing.

          (d) After giving effect to this Amendment, the Collateral and Guarantee Requirement has been satisfied.

          SECTION 4. Effectiveness. This Amendment and the amendment of the Credit Agreement effected hereby shall become effective as of the first date (the "Amendment Effective Date") on which the following conditions have been satisfied:

          (a) The Administrative Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the signatures of
(i) the Administrative Agent, (ii) the Borrower and (iii) the Required Lenders.

          (b) The Administrative Agent shall have received a certificate of a Financial Officer to the effect that the representations and warranties set forth in Section 3 hereof are true and correct on and as of the Amendment Effective Date.

          (c) The Administrative Agent shall have received a favorable opinion of counsel to the Borrower and the Subsidiary Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date, covering such matters relating to this Amendment, the Credit Agreement, as amended hereby, and the other Loan Documents and the security interests thereunder, and the satisfaction by CPI of the Collateral and Guarantee Requirement as the Administrative Agent shall reasonably
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request, and such opinion of counsel shall be reasonably satisfactory to the
Administrative Agent.

          (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of this Amendment and the transactions contemplated hereby (including the satisfaction by CPI of the Collateral and Guarantee Requirement) and any other legal matters relating to the Loan Parties, this Amendment, the other Loan Documents and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.

          (e) At or prior to the time that the CPI Contribution is made, the Collateral and Guarantee Requirement shall have been satisfied by CPI and with respect to all Equity Interests of CPI owned by Loan Parties.

          (f) The Administrative Agent shall have received all fees and other amounts due from any Loan Party hereunder or under the Credit Agreement or any other Loan Document on or prior to the Amendment Effective Date and, to the extent invoiced on or prior to the Amendment Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under the Credit Agreement or any other Loan Document.

The Administrative Agent shall notify the Borrower and the Lenders of the Amendment Effective Date, and such notice shall be conclusive and binding.

          SECTION 5. Effect of Amendment, (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

          (b) On and after the Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof, "herein", or words of like import, and each reference to the Credit Agreement in any Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a "Loan Document" for all purposes of the Credit Agreement and the other Loan Documents.

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          SECTION 6. Costs and Expenses. The Borrower agrees to reimburse the
Administrative Agent for its reasonable out of pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

          SECTION 7. Indemnity. It is agreed that for all purposes of Section 9.03(b) of the Credit Agreement, the execution, delivery and performance of this Amendment and the other transactions contemplated hereby shall all be deemed to be transactions contemplated by the Credit Agreement.

          SECTION 8. Uniform Commercial Code Filings. The Borrower authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction financing statements and amendments thereto describing the Collateral pledged by the Borrower or any other Loan Party under the Collateral Agreement as "all assets", "all personal property" or in any other manner deemed appropriate by the Collateral Agent, and the Borrower hereby confirms and ratifies the filing by the Collateral Agent prior to the date hereof of any financing statements containing such a description.

          SECTION 9. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

          SECTION 10. Applicable Law, THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

          SECTION 11. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.